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Exhibit 3.12

        LIBRO NUMERO SEIS DE ACTAS Y POLIZAS.

        ACTA NUMERO OCHO MIL SEISCIENTOS SETENTA Y TRES.

        En la Ciudad de México, Distrito Federal, a veintitrés de diciembre de dos mil tres.

        Yo, Licenciado JUAN MARTIN ALVAREZ MORENO, Titular de la Correduría Pública número Cuarenta y Seis del Distrito Federal, hago constar:

        Que en esta fecha comparece ante mí el señor Licenciado JOSE MANUEL MUÑOZ ARTEAGA, quien me solicita certifique la agrupación de los estatutos sociales de "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, acto que realizo en los términos siguientes:

ANTECEDENTES:

        I.- Por escritura pública número veintisiete mil setecientos ochenta y cuatro, de fecha dieciocho de diciembre de mil novecientos ochenta y nueve, otorgada ante la fe del licenciado Miguel Limón Díaz, Notario Público número Noventa y Siete del Distrito Federal, cuyo primer testimonio quedó inscrito en el Registro Público de Comercio del Distrito Federal, bajo el folio mercantil número ciento veintisiete mil cincuenta y cinco, mediante la cual se constituyó la sociedad denominada "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, con cláusula de exclusión de extranjeros, domicilio en la Ciudad de México, Distrito Federal, duración de noventa y nueve años, capital mínimo fijo no sujeto a retiro de Cincuenta Millones de Pesos (actualmente Cincuenta Mil Pesos), Moneda Nacional y variable ilimitado, teniendo por objeto principal celebrar contratos o convenios, a nombre propio, por cuenta propia o ajena con empresas nacionales o extranjeras, del sector público o privado con fines industriales, comerciales o de servicios, para el suministro de todo tipo de asesorías o la prestación de servicios; pudiendo ser de tipo administrativo, contable, fiscal, legal, financiero, de recursos humanos, procesamiento y control de datos, y, en general todo tipo de actos que requieran para el buen funcionamiento y control de las empresas solicitantes.

        II.- Mediante escritura pública número treinta y cuatro mil trescientos treinta y ocho, de fecha trece de noviembre de mil novecientos noventa y ocho, otorgada ante la fe del mismo Notario Público que la anterior, cuyo primer testimonio quedó inscrito en el Registro Público de Comercio de esta ciudad, bajo el mismo folio que la anterior, en la cual se protocolizó el Acta de la Asamblea General Extraordinaria de Accionistas de la sociedad denominada "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día veintisiete de febrero de mil novecientos noventa y ocho, en donde entre otros acuerdos se resolvió modificar las cláusulas séptima, decimoctava, vigesimosegunda y trigesimoprimera, y adicionar la cláusula vigesimoséptima bis de los estatutos sociales de la sociedad.

        III.- Por póliza número ocho mil cuatrocientos cuarenta y siete de fecha diecinueve de noviembre de dos mil tres, otorgada ante la fe del suscrito corredor, e inscrita en el Registro Público de Comercio del Distrito Federal, en los folios mercantiles número ciento veintisiete mil cincuenta y cinco y ciento cincuenta y dos mil ochocientos ocho de fecha once de diciembre de dos mil tres, mediante la cual se formalización de las Actas de Asambleas Generales Extraordinarias de Accionistas celebradas el día primero de agosto de dos mil tres de las sociedades denominadas "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE como sociedad FUSIONANTE con "CONTRATACIONES MARITIMAS", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, como sociedad FUSIONADA.

        IV.- Por póliza número ocho mil seiscientos cincuenta y cuatro de fecha veintidós de diciembre de dos mil tres, otorgada ante la fe del suscrito Corredor Público, pendiente de inscripción en el Registro Público de Comercio del Distrito Federal, por lo reciente de su otorgamiento, mediante la cual se formalizó un Acta de Asamblea General Extraordinaria de Accionistas de "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, celebrada el día diecinueve de diciembre de dos mil tres, en la que entre otros puntos se aprobó aumentar el objeto social modificando como consecuencia las cláusulas tercera.

        A continuación transcribo el texto de los Estatutos Sociales vigentes de "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE,los cuales son del tenor literal siguiente:

CLAUSULAS:

DENOMINACION, OBJETO, DOMICILIO Y DURACION DE LA SOCIEDAD.

        PRIMERA.- Los otorgantes constituyen una sociedad anónima de capital variable de conformidad con las leyes de los Estatutos Unidos Mexicanos, y por lo mismo la nacionalidad de dicha sociedad será mexicana.

        SEGUNDA.- La sociedad se denominará OPERADORA MARITIMA TMM. Esta denominación irá seguida de las palabras SOCIEDAD ANONIMA DE CAPITAL VARIABLE o de abreviatura S.A. DE C.V.

        TERCERA.- La sociedad tendrá por objeto:

          a).-  Celebrar contratos o convenios, a nombre propio, por cuenta propia o ajena con empresas nacionales o extranjeras, del sector público o privado con fines industriales, comerciales o de servicios, para el suministro de todo tipo de asesorías o la prestación de servicios; pudiendo ser de tipo administrativo, contable, fiscal, legal, financiero, de recursos humanos, procesamiento y control de datos, y, en general todo tipo de actos que se requieran para el buen funcionamiento y control de las empresas solicitantes

          b).-  Contratar por cuenta propia o de terceros, los seguros, fianzas o cualesquiera otros contratos de garantía que sean necesarios o convenientes.

          c).-  Celebrar toda clase de contratos o convenios con personas físicas o morales, nacionales o extranjeras que tengan objetos iguales o semejantes a los anteriormente señalados.

          d).-  La realización de estudios profesionales con fines de creación y desarrollo de todo tipo de empresas, pudiendo ser de actividad industrial, comercial o de servicios.

          e).-  Gestionar y obtener de las autoridades competentes las concesiones, permisos o autorizaciones que sean necesarios para la mejor realización de su objeto social.

          f).-   Adquirir en propiedad, tomar en arrendamiento, poseer y administrar los bienes muebles o inmuebles que permitan las leyes de la República Mexicana o de otros países, que sean necesarios para los fines anteriores.

          g).-  Actuar como representante de sociedades nacionales o extranjeras y en general la realización de toda clase de actos de comisión mercantil.

          h).-  Adquirir por cualquier título permitido por la Ley, poseer, comprar y vender, suscribir, ceder, endosar, pignorar y en general negociar con acciones, valores, porciones o participaciones sociales, certificados, bonos, cédulas y toda clase de títulos de crédito suscritos o emitidos por empresas, organizaciones o instituciones públicas o privadas, nacionales o extranjeras, sean ellas comerciales, industriales o de otra naturaleza, sin que ello implique la intermediación en los mercados financieros mediante los cuales obtenga recursos del público destinados a su colocación lucrativa, ya sea por cuenta propia o ajena, ni ubicarse dentro de los supuestos del Artículo 4o. de la Ley del Mercado de Valores.

          i).-   La obtención y aprovechamiento por cualquier título legal de toda clase de concesiones, permisos, licencias, autorizaciones, patentes, marcas, nombres y avisos comerciales, inventos, derechos literarios o útiles para el desarrollo de los objetos sociales.

          j).-   Obtener y otorgar préstamos, suscribir o emitir toda clase de títulos de crédito, otorgar garantías reales o personales, otorgamiento de avales, préstamos y financiamientos y la adquisición de pasivos, pudiendo ser éstos manejados por medio de cuenta corriente o a través de esquema de arrendamiento financiero.

          k).-  Adquirir, poseer y aprovechar toda clase de bienes muebles e inmuebles rústicos y derechos reales sobre los mismos, que sean necesarios para los fines indicados.

          l).-   Celebrar todos los actos y contratos civiles, mercantiles o de cualquier otra naturaleza que sean necesarios para la realización y desarrollo de los fines sociales.

          m).- Establecer agencias o sucursales en el interior de la República Mexicana, o en el extranjero, sin que por éste solo hecho se considere cambiado el domicilio social.

          n).-  Importar, exportar, fabricar, representar todo tipo de maquinaria, equipo y refacciones de tipo mecánico, electrónico o eléctrico, necesarios para la prestación de servicios y asesorías, contables, financieros, fiscales, legales, administrativos, a todo tipo de empresas nacionales o extranjeras del sector público o privado.

          ñ).-    Proporcionar personal de cualquier clase a todo tipo de empresas del sector público o privado, nacionales o extranjeras del ramo industrial, comercial o de servicios.

          o).-  Elaborar contratos de fideicomiso y de asociación en participación necesarios para la realización y logro de los fines sociales de la empresa.

          p).-  Llevar a cabo investigaciones científicas para desarrollo tecnológico o investigaciones profesionales en las materias que requieran las empresas a las que la Sociedad prestare servicios o que la propia Sociedad considere conveniente ya sea directamente o por medio de institutos tecnológicos y universidades o empresas o instituciones especializadas en el país o en el extranjero, o mediante asociación con dichos institutos, universidades, empresas o instituciones especializadas y proporcionar a sus clientes los resultados de dicha investigación.

          q).-  Proporcionar servicios relativos a la implantación y desarrollo de programas, procedimientos e incentivos tendientes a promover la eficiencia y permanencia de personal y empleados.

          r).-   Recibir y ejercitar los poderes o mandatos que le otorgaren las empresas a las que prestare servicios; y delegar a sus funcionarios y empleados el ejercicio de dichos poderes o mandatos.

          s).-   En general, celebrar los contratos, ejecutar los actos y firmar los documentos que sean necesarios para la realización plena de su objeto social.

          t)     El otorgamiento de toda clase de garantías, reales o personales, para garantizar obligaciones o instrumentos de deuda propios o a cargo de terceros.

        CUARTA.- El domicilio de la sociedad será esta ciudad de México, Distrito Federal, sin perjuicio de que puedan establecerse sucursales, agencias y oficinas en cualquier otro lugar dentro o fuera de la República Mexicana, o del derecho de fijar domicilios convencionales.

        QUINTA.- La duración de la sociedad será de NOVENTA Y NUEVE AÑOS, que se contarán a partir de la fecha de firma de esta escritura y concluirá el día diecinueve de diciembre del año dos mil ochenta y cuatro.

DEL CAPITAL SOCIAL Y DE LAS ACCIONES

        SEXTA.- Esta sociedad no admitirá directa ni indirectamente como socios o accionistas a inversionistas extranjeros y sociedades sin cláusula de exclusión de extranjeros ni tampoco reconocerá en absoluto derechos de socios o accionistas a los mismos inversionistas y sociedades.

        SEPTIMA.- El capital social es variable. El mínimo fijo no sujeto a retiro asciende a $50,000.00 (CINCUENTA MIL PESOS), moneda nacional, representado por 50 (CINCUENTA) acciones, ordinarias, nominativas, liberadas, con valor nominal de $1,000.00 (UN MIL PESOS), moneda nacional, cada una.

        La parte variable del capital no tiene límite y estará representada también por acciones ordinarias, nominativas y con valor nominal de $1,000.00 (UN MIL PESOS), moneda nacional, cada una.

        El total del capital social, tanto del fijo como del variable deberá estar suscrito por mexicanos o sociedades mexicanas con cláusula de exclusión de extranjeros."

        OCTAVA.- Las acciones se dividirán en clases como sigue:

          La Clase "1" representará el capital mínimo fijo no sujeto a retiro y La Clase "2" en adelante corresponderá a los aumentos de capital en la parte variable.

          Las acciones de todas las clases tendrán el mismo valor, se distinguirán por su color y conferirán e impondrán iguales derechos y obligaciones.

        Deberán contener las mencionadas a que se refiere el artículo ciento veinticinco de la Ley General de Sociedades Mercantiles, Así como el convenio en la cláusula sexta anterior y llevarán adheridos cupones numerados progresivamente en los términos que determine el consejo de administración.

        Los títulos definitivos de las acciones y los certificados provisionales de las mismas, serán firmados por dos consejeros designados al efecto por el consejo de administración y a falta de disposición expresa del consejo, deberán ser suscritos por el presidente y por el secretario del mismo organismo.

        La propiedad de las acciones se transmitirán mediante endoso que se haga constar en el mismo título o bien, por cualquier otro medio legal de transmisión de la propiedad, debiendo registrarse el traspaso en el libro de registro de acciones que al efecto llevarán la sociedad, sin cuyo requisito esta última no reconocerá el traspaso.

        Los títulos ampararán una o varias acciones.

        NOVENA.- Los aumentos de la parte variable del capital social se efectuarán por resoluciones de la asamblea general ordinaria de accionistas. No podrá decretarse ningún aumento antes de que estén íntegramente pagadas las acciones emitidas con anterioridad.

        Al tomarse los acuerdos respectivos, la asamblea de accionistas que decrete el aumento o cualquier asamblea posterior, fijará los términos y bases en que deba llevarse a cabo el aumento, en la inteligencia de que los accionistas tendrán en proporción al número de acciones de que sean propietarios, derecho de preferencia para suscribir las nuevas acciones. Este derecho de preferencia puede ser renunciado y el mismo deberá ejercitarse dentro de los quince días que sigan a la fecha en que el consejo de administración notifique a los accionistas por medio de publicación en el Diario Oficial de la Federación o de cualquier otra manera, lo relativo a la aprobación del aumento del capital social.

        Si en la asamblea hubiere estado representada la totalidad del capital social, el plazo de quince días empezará contarse a partir de la fecha de celebración de la asamblea y los accionistas se considerarán notificados del acuerdo en dicho momento, por lo que no será necesaria su publicación.

        Los aumentos de capital podrán efectuarse mediante capitalización de reservas o utilidades o mediante pago en efectivo o en especie, según lo acuerde la asamblea de accionistas respectiva.

        En los aumentos por capitalización de reservas o utilidades todas las acciones ordinarias tendrán derecho a la parte proporcional que les correspondiere en las mismas.

        DECIMA.- las disminuciones del capital social de parte variable se harán por resolución de la asamblea general ordinaria de accionistas, para absorber pérdidas o para reembolso a los accionistas.

        Las disminuciones de capital para absorber pérdidas, se efectuarán mediante la reducción del valor nominal de todas las acciones en circulación de las clases en que esté dividido el capital social en su parte variable.

        En caso de disminución de capital por reembolso a los accionistas, las acciones que se amortizarán primeramente serán las acciones representativas del capital variable. Si el número total de acciones representativas del capital variable no es suficiente para absorber totalmente el monto de la disminución de capital, se amortizarán acciones representativas del capital mínimo fijo de la sociedad en el número que se requiera para completar la disminución del capital decretado. El acuerdo de la asamblea general extraordinaria que hubiere resuelto la disminución del capital social fijo, se publicará por tres veces en el periódico oficial del domicilio social, con intervalos de diez días y los accionistas tendrán derecho a amortizar sus acciones en proporción a la disminución del capital decretado, dentro de los quince días siguientes al de la fecha de la última publicación del acuerdo respectivo.

        Todo aumento o disminución del capital social se inscribirá en un libro de registro que la sociedad llevará para estos casos.

DE LAS ASAMBLEAS GENERALES DE ACCIONISTAS

        DECIMOPRIMERA.- 1.- La asamblea general ordinaria se reunirá cuando menos una vez al año, en el domicilio de la sociedad, en la fecha que fije el consejo de administración dentro de los cuatro meses que sigan a la clausura del ejercicio social. Además de los asuntos incluídos en la orden del día, la asamblea ordinaria anual conocerá y se ocupará de la discusión, aprobación o modificación del informe de los administradores así como el de los comisarios a que se refieren los artículos ciento setenta y dos y ciento sesenta y seis fracción cuatro romano de la Ley General de Sociedades Mercantiles, del ejercicio inmediato anterior.

        2.-    Las asambleas extraordinarias podrán reunirse en cualquier tiempo, también en el domicilio de la sociedad.

        DECIMOSEGUNDA.- Las convocatorias para las asambleas generales deberán hacerse mediante un aviso que se publicará por una sola vez en el periódico oficial de la entidad del domicilio de la sociedad y en uno de los periódicos de mayor circulación en dicho domicilio, cuando menos con quince días de anticipación entre la fecha de publicación y el día señalado para la celebración de la asamblea, cuando se trate de primera convocatoria para ordinaria que tenga entre sus objetos la discusión y aprobación o modificación del informe de los administradores a que se refiere el artículo ciento setenta y dos de la Ley General de Sociedades Mercantiles y cinco días por lo menos, en todos los demás casos.

        La convocatoria deberá contener la orden del día y será firmada por quien la haga. Toda resolución tomada con infracción de lo que dispone esta cláusula, será nula salvo que en el momento de la votación haya estado representada la totalidad de las acciones.

        DECIMOTERCERA.- Para que los accionistas de la sociedad tengan derecho a asistir a las asambleas generales, deberán depositar sus acciones en cualquier institución de crédito, cuando menos con dos días de anticipación al señalado para la asamblea, ya sea en la República Mexicana o en el extranjero, en los lugares que se señalen en la convocatoria respectiva.

        Tratándose en asambleas en las que, por estar representadas todas las acciones puedan tomar resoluciones sin necesidad de convocatoria previa, el depósito de las acciones deberán hacerse en cualquier momento antes de la celebración de la asamblea.

        Las acciones depositadas no se devolverán si no después de celebrada la asamblea.

        Cuando las acciones fueren depositadas en oficinas ubicadas fuera del domicilio de la sociedad, las instituciones que las recibieren deberán de dar aviso a la sociedad por correo o por vía cablegráfica o telegráfica, del nombre del depositante, del número de acciones depositadas y del día de que se constituyó el depósito.

        Los accionistas que hayan depositado sus acciones en los términos que establece esta cláusula recibirán de la sociedad una tarjeta de admisión que expresará el nombre del depositante y el número de acciones que ha depositado y servirá en la asamblea para comprobar el carácter de accionista de los concurrentes y el número de votos a que tiene derecho.

        Los accionistas no necesitarán probar su derecho de asistencia a la Asamblea mediante el depósito mencionado, respecto de las acciones que estén inscritas a su nombre en el libro de Registro de Acciones.

        DECIMOCUARTA.- Los accionistas pueden asistir a las asambleas generales personalmente o por medio de apoderado, bastando en éste último caso que el mandato se otorgue en escrito privado.

        DECIMOQUINTA.- Para que la asamblea general ordinaria de accionistas pueda celebrarse válidamente en virtud de primera convocatoria, deberá estar representado en ella, por lo menos, la mitad del capital social. Para que la asamblea general extraordinaria pueda celebrarse válidamente en virtud de primera convocatoria, deberá estar representada en ella, cuando menos, tres cuartas partes del capital social.

        DECIMOSEXTA.- Si la asamblea general ordinaria se reuniere en virtud de segunda convocatoria, funcionará válidamente con los accionistas que concurran, cualquiera que sea el número de acciones que representen y cualquiera que sea la naturaleza de las resoluciones que hayan de tomarse. Para que la asamblea general extraordinaria pueda celebrarse válidamente en virtud de segunda convocatoria deberá estar representada en ella, cuando menos, el cincuenta por ciento del capital social.

        DECIMOSEPTIMA.- Las resoluciones de la asamblea general ordinaria se tomarán por mayoría de votos computables en la asamblea y contándose un voto por cada acción. Las decisiones de las asambleas generales extraordinarias deberán tomarse por el voto favorable de acciones que representen por lo menos, el cincuenta por ciento del capital social.

        DECIMOCTAVA.- En las asambleas generales las votaciones serán económicas, a menos que alguno de los asistentes pida que sean nominales.

        Las resoluciones tomadas fuera de asamblea por unanimidad de los accionistas que representen la totalidad de las acciones con derecho a voto tendrán para todos los efectos legales, la misma validez que si hubieren sido adoptadas en reunión formal de la asamblea general, siempre que las resoluciones adoptadas se confirmen por escrito.

        DECIMONOVENA.- Las asambleas generales serán presididas por el presidente del consejo de administración, en su defecto por el miembro del consejo que designe la asamblea y a falta de consejeros presentes en la asamblea por el accionista que fuere designado por la misma. Actuará como secretario el del consejo o a falta del mismo la persona que designe quien presida la asamblea. El presidente designará escrutadores a dos de los asistentes.

DE LA ADMINISTRACION DE LA SOCIEDAD

        VIGESIMA.- La sociedad será administrada por un consejo de administración que será integrada por los miembros propietarios que designe la asamblea en número no menor de tres, con las designaciones de presidente, secretario, tesorero y vocales, pudiendo designar el número de consejeros suplentes que se crea necesario

        Los miembros del consejo de administración podrán ser o no accionistas, pero siempre serán de nacionalidad mexicana, debiendo ser designados a mayoría de votos por la asamblea general ordinaria de accionistas y durando en funciones hasta en tanto no se sean revocados sus nombramientos y los nuevamente designados tomen posesión de sus cargos. La minoría de accionistas que representen un veinticinco por ciento del capital social, tendrá derecho a nombrar cuando menos un consejero.

        VIGESIMOPRIMERA.- El consejo de administración funcionará válidamente con la asistencia de la mitad más uno de sus miembros, tomándose sus resoluciones a mayoría de votos de todos los presentes y gozando el presidente, para el caso de empate de voto de calidad.

        Los consejeros suplentes cubrirán indistintamente las faltas temporales o absolutas de propietarios.

        VIGESIMOSEGUNDA.- Los miembros del consejo de administración y los gerentes no estarán obligados a prestar garantía para asegurar las responsabilidades que pudieran contraer en el desempeño de sus respectivos encargos, salvo que la asamblea de accionista o el propio consejo de administración determine el otorgamiento de esa garantía en el acto de las designaciones correspondientes.

        VIGESIMOTERCERA.- El consejo de administración tendrá las facultades siguientes:

          a).-  poder general para administrar los negocios y bienes de la sociedad, otorgar y suscribir todo género de garantías y avales y ejecutar los actos, celebrar los contratos, firmar los documentos y otorgar o suscribir lo títulos de crédito que requiera esa administración;

          b).-  Poder general para ejercer os actos de dominio que permitan las leyes.

          c).-  Poder general para pleitos y cobranzas, con todas las facultades generales y las especiales que requieran cláusula especial conforme a la ley, inclusive para otorgar perdón desistirse de toda clase de juicios, recursos y procedimientos en general, así como de l juicio de amparo, para presentar denuncias y querellas de carácter penal y para constituirse en coadyuvante del Ministerio Público, poder que podrá ejercitar ante toda clase de personas y autoridades, judiciales y administrativas, civiles, penales y del trabajo, federales o locales, en juicio y fuera de él, con la mayor amplitud posibles.

          d).-  Facultad para establecer sucursales y agencias de la sociedad y suprimirlas.

          e).-  Facultad par nombrar y remover al director general y a uno o varios directores, subdirectores, gerentes especiales y en general funcionarios, factores, agentes y demás empleados de la sociedad, acordando los títulos que deban usar, jerarquías, las retribuciones que deban percibir y las garantías que deban prestar en la inteligencia de que los directores, subdirectores, gerentes y subgerentes serán siempre personas de nacionalidad mexicana,

          f).-   Facultad para otorgar y revocar poderes especiales y generales con todas la facultades que juzguen convenientes.

          g).-  Facultad para firmar toda clase de documentos, contratos y escrituras que se relacionen directa o indirectamente con los objetos de la sociedad;

          h).-  Facultad para ejecutar los acuerdos de la asamblea general de accionistas; e

          i).-   En general, podrá llevar a cabo todos los actos y contratos que fueren necesarios para el objeto de la Sociedad y aquellos que se les atribuyan en otras cláusulas de estos estatutos. El consejo de administración podrá delegar alguna o algunas de sus facultades en uno o varios consejeros, para que las ejerza en los negocios y lugares que determine, firmar por medio de la persona o personas que al efecto designe de entre sus miembros toda clase de documentos, contratos y escrituras que se relacionen directa o indirectamente con los objetos de la sociedad y en general nombrar de entre sus miembros uno o más delegados para la ejecución de actos concretos. A falta de designación especial, la representación corresponderá al presidente del consejo.

        VIGESIMOCUARTA.- El consejo de administración elegirá de entre sus miembros un presidente. Además nombrará un secretario en el concepto de que éste podrá no ser miembro del consejo. Dicho secretario podrá ser removido en cualquier tiempo por el consejo de administración y sus facultades temporales o absolutas serán cubiertas por la persona que designe el mismo consejo.

        VIGESIMOQUINTA.- Las sesiones del consejo de administración serán ordinarias y extraordinarias. Las sesiones ordinarias se celebrarán periódicamente los días y horas que designare el consejo. Las sesiones extraordinarias se celebrarán cuando lo acuerde el presidente del consejo o lo pida alguno de los consejeros. En todo caso se dirigirá cita por escrito al domicilio de los consejeros.

        VIGESIMOSEXTA.- Las sesiones del consejo de administración serán presididas por el presidente, en su defecto por el vicepresidente y a falta de ambos por el consejo que designe el mismo consejo en calidad de presidente interino.

        VIGESIMOSEPTIMA.- Las actas de las sesiones del consejo serán firmadas por el presidente y secretario que hayan actuado en la sesión.

        VIGESIMOSEPTIMA-BIS.- Las resoluciones tomadas fuera de sesión del consejo de administración, por unanimidad de su miembros, tendrán para actos los efectos legales, la misma validez que si hubiere sido adoptadas en reunión formal del mismo consejo, siempre que las resoluciones adoptadas se confirmen por escrito.

        VIGESIMOCTAVA.- El secretario del consejo de administración queda facultado expresamente para expedir certificaciones y copias certificadas de las constancias de los libros de actas y registros de acciones de la sociedad.

DE LOS COMISARIOS

        VIGESIMONOVENA.- La vigilancia de la sociedad estará a cargo de uno o más comisarios temporales y revocables quienes podrán ser socios o personas extrañas a la sociedad. La asamblea ordinaria de accionistas por mayoría de votos nombrará a los comisarios y a los suplentes respectivos. La minoría de accionistas que represente un veinticinco por ciento del capital social tendrá derecho a nombrar un comisario y suplente respectivo.

        TRIGESIMA.- Los comisarios durarán en su encargo un año, y podrán ser reelectos una o más veces.

        TRIGESIMOPRIMERA.- Los Comisarios, no estarán obligados a prestar garantía para asegurar las responsabilidades que pudieran contraer en el desempeño de sus respectivos encargos, salvo que la asamblea de accionistas o el propio consejo de administración, determine el otorgamiento de esa garantía en el acto de las designaciones correspondientes.

DE LA DISTRIBUCION DE UTILIDADES Y PERDIDAS

        TRIGESIMOSEGUNDA.- Los ejercicios sociales deberán contarse del primero de enero al treinta y uno de diciembre de cada año.

        Por excepción, el primer ejercicio será a partir de la fecha de firma de esta escritura y concluirá el treinta y uno de diciembre del año en curso.

        TRIGESIMOTERCERA.- Las utilidades que arroje la cuenta de pérdidas y ganancias formulada al concluir cada ejercicio social, se distribuirán de la manera siguiente:

          a).-  Se separará un cinco por ciento para la constitución de un fondo de reserva, hasta que este fondo alcance un valor por lo menos igual a la quinta parte del capital social y dicho fondo deberá de ser reconstituido de la misma manera cuando haya disminuido por cualquier motivo;

          b).-  Se separará la cantidad que corresponda como reparto de utilidades al personal de la sociedad, de conformidad con las leyes aplicables;

          c).-  Se separará las cantidades que la asamblea señale para otros fondos de reserva, fondo de previsión y otros fines especiales; y

          d).-  El remanente será distribuido como dividendo entre los accionistas en proporción al número de sus acciones.

        TRIGESIMOCUARTA.- Las pérdidas se distribuirán por partes iguales entre las acciones suscritas y hasta el valor nominal de éstas.

        TRIGESIMOQUINTA.- Los otorgantes no se reservan participación alguna en las utilidades de la sociedad, por su carácter de fundadoras.

DE LA DISOLUCIÓN Y LIQUIDACIÓN DE LA SOCIEDAD

        TRIGESIMOSEXTA.- Llegado el caso de disolución de la sociedad por otro motivo que el de quiebra por declaración judicial, la asamblea general de accionistas hará el nombramiento de uno o mas liquidadores propietarios y uno y mas suplentes, quienes tendrán las facultades y atribuciones que la misma asamblea les fije.- Las vacantes temporales o definitivas de uno o mas liquidadores propietarios, serán cubiertas por los suplentes designados los cuales serán llamados por el orden de su nombramiento. Mientras dure la liquidación, los comisarios desempeñarán respecto de los liquidadores, la misma función que cumplen respecto de los administradores de la sociedad durante la vida normal de esta y la asamblea general de accionistas se reunirá en sesión ordinaria en los mismos término previstos para la vida normal de la sociedad y en sesión extraordinaria siempre que sea convocada por los liquidadores o por los comisarios.

YO, EL CORREDOR PUBLICO, CERTIFICO Y DOY FE:

        I.- Que lo inserto y relacionado concuerda fielmente con sus originales de referencia que tuve a la vista.

        II.- Que con fundamento en la fracción cuatro (romano) del artículo quince de la Ley Federal de Correduría Pública, el solicitante a mi juicio tiene capacidad legal, para contratar y obligarse, y lo orienté acerca del valor y consecuencias legales del presente acto, no encontrando en él manifestaciones evidentes de incapacidad natural y/o legal, y sin tener noticias de que se encuentre sujeto a interdicción.

        III.- Que el solicitante advertido de las penas en que incurren quienes declaran con falsedad ante Fedatario Público, por sus generales manifestó ser:

        JOSE MANUEL MUÑOZ ARTEAGA, mexicano, originario de México, Distrito Federal, lugar donde nació el día dos de noviembre de mil novecientos sesenta, casado, Abogado, con domicilio en Avenida de la Cúspide número cuatro mil setecientos cincuenta y cinco, colonia Parques del Pedregal, código postal catorce mil diez, delegación Tlalpan, en esta ciudad.

        IV.- Que con fundamento en el artículo treinta y dos, fracción seis (romano) del Reglamento de la Ley Federal de Correduría Pública, el compareciente no se identificó ante mí, en virtud de conocerlo personalmente.

        V.- Que para constancia levanté la presente acta el mismo día de su fecha.

DOY FE.

POR: "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE

JOSE MANUEL MUÑOZ ARTEAGA

JUAN MARTIN ALVAREZ MORENO TITULAR DE LA CORREDURIA PUBLICA NUMERO CUARENTA Y SEIS DEL DISTRITO FEDERAL

        Expido la presente certificación para "OPERADORA MARITIMA TMM", SOCIEDAD ANONIMA DE CAPITAL VARIABLE, va en diecisietepáginas útiles.

FIRMAS:

        JOSE MANUEL MUÑOZ ARTEAGA        RUBRICA.

        JUAN MARTIN ALVAREZ MORENO, TITULAR DE LA CORREDURIA PUBLICA NUMERO CUARENTA Y SEIS DEL DISTRITO FEDERAL.

        RUBRICA.        EL SELLO DE AUTORIZAR.

        MEXICO, DISTRITO FEDERAL, A LOS VEINTITRES DIAS DEL MES DE DICIEMBRE DE DOS MIL TRES.

DOY FE.

JMAM'mcm*

OPERADORA MARITIMA TMM, S.A. DE C.V.

BY-LAWS

C L A U S E S:

CORPORATE NAME, CORPORATE PURPOSES, ADDRESS AND DURATION OF THE CORPORATION.

ONE.- Grantors hereby incorporate a sociedad anónima de capital variable (corporation) under the laws of the Mexican Republic, therefore it is of Mexican nationality.

TWO.- The corporate name is OPERADORA MARITIMA TMM, to be followed by the words SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE or its abbreviation by initials S.A. DE C.V.

THREE.- The corporate purposes of the Corporation are:

a)              To enter into any agreements or contracts on its own behalf or on behalf of third parties with public or private national or foreign companies for industrial, commercial or service purposes, for the counseling and rendering of administrative, accounting, fiscal, legal, financing, human resources, data processing and control services, and in general all kind of acts required for good operation and control of applicant companies.

b)             To contract on its own behalf or on behalf of third parties, any insurances, bonds or any other security agreements as necessary or appropriate.

c)              To enter into any agreements or contracts with individuals or corporations having same or similar corporate purposes as the above cited.

d)             To carry out professional studies for the creation and development of all kind of companies to engage in industrial, commercial or service activities.

e)              To carry out any actions and obtain from pertinent authorities any concession titles, permits or authorizations necessary for a better compliance with its corporate purposes.

f)                To own, lease, possess or administer real state and personal property as allowed by the laws of other countries, according to the requirements of such laws, necessary to comply with the above mentioned corporate purposes.

g)             To act as representative of national or foreign corporations and in general to carry out any commercial commission acts.

h)             To acquire by any legal means, possess, purchase and sell, subscribe, assign, endorse, pledge and in general negotiate with shares, securities, portions or equity interests, certificates, bonus, debentures and all kind of negotiable instruments subscribed or issued by companies, organizations or public or private national or foreign institutions, whether they are of a commercial, industrial or other nature, without this to be deemed an intermediation in financial markets through which it may obtain resources from public destined to profitable placement, either on its own behalf or on behalf of third parties, without being subject to the provisions of article four of Stock Market Law.

i)                 To obtain and utilize by any legal means, all kind of concessions, permits, licenses, authorizations, patents, trademarks, trade names and slogans, inventions or literary rights to be used in the development of by-laws.

j)                 To obtain and grant borrowings, subscribe and issue all kind of negotiable instruments or act as guarantor of real estate or personal property security, and acquisition of assets that may be managed in a current account by jeans or by the financing leasing method.

k)              To acquire, possess and utilize all kind of personal and real estate rustic property and real rights on same that may be necessary for such purposes.

l)                 To enter into any acts and civil, commercial or other agreements that may be necessary to carry out and comply with corporate purposes.

m)           To establish agencies or branches within the Mexican Republic or abroad, without this to be deemed as the corporation change of corporate address.

n)             To import, export, manufacture, represent all kind of machinery, equipment and spare parts of mechanical type, electronic or electric necessary to render the services and counseling, financing fiscal, administrative, to any kind of machinery, equipment and spare parts of mechanical, electronic, electric, necessary to render the services and counseling, in accounting, financing, fiscal, legal, administrative, to all kind of national or foreign public companies.

ñ)             To provide the personnel of any kind for any type of companies of public, private or foreign service sector, national or in the industrial, commercial or service industry.

o)             To prepare trust and joint venture agreements necessary to carry out and comply with the corporate purposes of the company.

p)             To carry out scientific studies for technological developments or professional studies on any matters required by the companies to which the corporation renders services, or that the corporation itself deems appropriate either directly or through technological institutions and universities or companies or specialized institutions in the country or abroad, or in association with such institutions, universities or companies or specialized institutions and to render its customer the results of such studies.

q)             To render services related to implementation and development of programs, procedures or incentives to promote efficiency and stay of personnel and employees.

r)                To be granted and exercise any powers or mandates conferred upon by the companies to which it may render services; and delegate to its officers and employees the exercise of such powers or mandates.

s)              In general, to enter into any agreements, carry out any acts and sign any documents necessary to fully comply with its corporate purposes.

t)                To grant all kind of real state or personal property guarantees, to guarantee liabilities or debt instruments of itself or third parties.

FOUR.- The corporate address is Mexico City, Federal District, but the corporation may establish any branches, agencies or offices within or without the Mexican Republic, or designate addresses for notices.

FIVE.- The duration of the Corporation is for NINETY NINE YEARS from the execution date of this instrument to December nineteen, two thousand eighty four.

CAPITAL STOCK AND SHARES

SIX.- The Corporation shall not admit directly or indirectly as members or shareholders any foreign investors and companies that do not include a foreign exclusion clause in their by-laws, and shall not acknowledge any member or shareholder rights of such shareholders or corporations.

SEVEN.- The capital stock is variable. The minimum fixed non-withdrawal right capital is in the amount of FIFTY ONE THOUSAND MEXICAN PESOS (Mex$50,000.00) Mexican currency, represented by FIFTY (50) common, registered, non-assessable shares par value ONE THOUSAND MEXICAN PESOS, Mexican currency, each.

Variable portion of capital stock is unlimited and will be also represented by common registered shares, par value ONE THOUSAND MEXICAN PESOS (Mex$1,000.00), Mexican currency, each.

Either the fixed and variable portion of total capital stock shall be subscribed by Mexican individuals or corporations, the latter must include a foreigner shareholder exclusion clause in their by-laws.

EIGHT.- The shares shall be divided in classes, as follows:

Class “1” to represent minimum fixed non-withdrawal right capital; and Class “2” and subsequent classes shall correspond to any increase to variable portion of capital stock.

The shares of all classes shall have same value, will be distinguished by color and shall confer identical rights and obligations.

The shares shall include the text referred to in article one hundred twenty five of the Ley General de Sociedades Mercantiles <General Business Corporations Law>, as well as the agreement referred to in

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article six above and shall contain progressively numbered coupons as the board of directors may determine.

The certificates of shares and scrips shall be signed by sole administrator or any two directors designated by the board of directors for such purposes, in the absence of the express provision of the board, they shall be subscribed by the chairman and secretary of the board.

Title of shares shall be transferred by endorsement of the certificate of share, or by any other legal transmission method, the transmission shall be registered in the shares registry of the Corporation, otherwise the Corporation will not acknowledge any transfer.

The certificates will represent one or more shares.

NINE.- Any increase to variable portion of capital stock shall be made by resolution of the general ordinary meeting of shareholders. No increase will be made without full payment of shares issued previously.

Upon prior resolutions, the meeting of shareholders that approves the increase, or any future meeting shall determine the terms and conditions to carry out the increase, provided that the shareholders shall, in proportion of the number of shares they hold, have the preemptive right to subscribe the new shares.  This preemptive right may be waived and exercised within fifteen days following the date when the board of directors notifies the shareholders by a publication in the Official Gazette of the Federation or by any other means, the approval to increase the capital stock.

If the meeting is represented by all shares of capital stock, the fifteen day-term shall be computed from the meeting date and the shareholders shall be deemed notified on the approval in such date, therefore no publication will be required.

Any increase to capital stock shall be made by capitalization of reserves or profits, or by payment in cash or in kind, as the respective meeting of shareholders may determine.

In the event of any increase by capitalization of reserves or profits, all common shares shall have the right to the proportional portion of same.

TEN.- Any reduction to variable portion of capital stock shall be made by resolution of the general ordinary meeting of shareholders, in order for shareholders to borne any losses or receive payments.

Any reduction to capital stock to borne any losses, shall be made by reduction to par value of all outstanding shares of the classes of variable portion of capital stock.

In the event of reduction to capital upon payment to shareholders, the first shares to be amortized will be the shares of variable portion of capital stock. If total number of shares of variable portion of capital stock is not sufficient to totally borne the reduction of capital stock, the shares of minimum fixed capital stock will be amortized in the number required to complete the reduction to capital stock so approved. The resolution of the general extraordinary meeting to reduce fixed capital stock will be published three times in the official gazette of corporate address every ten days and the shareholders shall have the right to amortize their shares in proportion of reduction to capital stock approved, within fifteen days following the date of last publication of the respective resolution.

Any increase or reduction to capital stock shall be registered in the registry that the Corporation will keep for such purposes.

GENERAL MEETINGS OF SHAREHOLDERS

ELEVEN.- 1.- The General Ordinary Meeting shall be held at least once in a year at the corporate address, on the date fixed by the Board of Directors, the Chairman of the Board, the Statutory Auditor or the Secretary of the Board, within four months following the closing of fiscal year. Besides any business included in the Agenda, the annual Ordinary Meeting shall discuss, approve or amend the Managers’ report and Statutory Auditors’ reports referred to in articles one hundred seventy two and one hundred sixty six section IV of the General Business Corporation Law, of immediate prior fiscal year.

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2.- The Extraordinary Meetings may be held at any time also at the corporate address of the Corporation.

TWELVE.- The notice of General Meetings shall be published once in the Official Gazette of the state of corporate address of the Corporation and in one major circulation newspaper of such address, at least fifteen shall elapse between the publication date and the date fixed to hold the Meeting, in the event of original ordinary meeting to discuss, approve or amend the Managers’ report referred to in article one hundred seventy two of the General Business Corporations Law, and at least five days before in any other case.

The notice of meeting shall contain the Agenda and will be signed by the individual who is calling the meeting. All resolutions adopted contravening the provisions of this Section shall be null and void, unless when at voting time all shares of capital stock are represented thereat.

THIRTEEN.- In order for shareholders to be entitled to attend the General Meetings they shall deliver their shares before a Credit Institution at least two days before the date fixed for the Meeting, either in the Mexican Republic or abroad, at the places designated in the respective notice of meeting.

In the event of Meetings whereat all shares are represented and the resolutions may be adopted without prior notice of meeting, the shares shall be deposited at any time before the Meeting.

Any shares deposited shall be only returned once the Meeting was held.

If the shares are deposited at any office located out of corporate address of the Corporation, the institutions that receive same shall notify the Corporation by mail, cable or telegraph, stating the name of depositor, number of shares deposited and deposit date.

The shareholders who deposit their shares under the terms of this Clause shall receive from the Corporation an admittance card stating name of depositor and number of shares deposited, to be used in the Meeting to prove the shareholder status of those present and number of votes they are entitled to cast.

The shareholders do not need to prove their right to attend the meeting by making such deposit of the shares registered in their name in the Shares Registry.

FOURTEEN.- The shareholders may attend the meeting by a proxy designated in writing.

FIFTEEN.- An original General Ordinary Meeting of Shareholders shall be valid if at least fifty percent of capital stock is represented thereat.  An original General Extraordinary Meeting of Shareholders shall be valid if at least three fourths of capital stock is represented thereat.

SIXTEEN.- In the event of any adjourned General Ordinary Meeting it will be valid whatever the number of shareholders presents thereat, whatever the  number of shares represented thereat and whatever the nature of resolutions to be adopted.  In order for an adjourned General Extraordinary Meeting be valid, at least fifty percent of capital stock shall be represented thereat.

SEVENTEEN.- The resolutions adopted at the General Ordinary Meeting shall be adopted by majority votes cast in the Meeting, considering one vote per share. The resolutions adopted in the General Extraordinary Meetings shall be adopted by affirmative vote of shares representing at least fifty percent of capital stock.

EIGHTEEN.- In the General Meetings the votes shall be on show-hands, unless any of those present demands a roll call voting.

NINETEEN.- The General Meetings shall be presided by the Chairman of the Board of Directors, in absence of such officer the General Meetings will be presided by any individual designated by unanimous vote of those present at the Meeting, the Chairman shall designate among those present a Secretary of the Meeting and examiners.

MANAGEMENT OF THE CORPORATION

TWENTY.- The business and affairs of the Corporation will be managed by the Board of Directors to be comprised of the regular members to be designated by the Meeting, in the number not less than three, as Chairman, Secretary and Directors, and the number of alternate members as they may deem

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necessary.

The members of the Board of Directors need not to be shareholders, but must be of Mexican nationality, to be designated by majority votes of the General Ordinary Meeting of Shareholders, for a term to elapse until their successors are designated and qualified. The minority shareholders representing twenty five percent of capital stock shall be entitled to designate at least one director.

TWENTY ONE.- The meetings of the Board of Directors shall be valid if fifty percent plus one director is present thereat, and their resolutions will be adopted by majority vote of those present, but the Chairman shall have the casting vote to break a tie.

Alternate directors, if any, shall act in the temporary or definite absence of regular directors.

TWENTY TWO.- The members of the board of directors and managers are not obliged to grant a bond to guarantee faithful performance of their duties, unless the meeting of shareholders or the board of directors determine the granting of such bond in the corresponding appointment.

TWENTY THREE.-  The powers of the Board of Directors will be as follows:

a)              A general power of attorney for acts of administration for the business and property of the Corporation, to grant and subscribe all kind of security and guarantee and carry out any action, enter into agreements, sign documents and grant or subscribe negotiable instrument as the management may require;

b)             A general power of attorney for acts of domain in the form permitted by the laws;

c)              A general power of attorney for lawsuits and collections, with all general and special powers to be set forth under law, including the power to grant pardon, to withdraw from litigation, remedies and procedures in general, including the ‘amparo’ proceedings, file accusations and criminal complaints, and to act as a co-party of the Attorney General, such powers may be exercised before any individual and any federal or sate civil, criminal and labor authorities, with or without a civil action, as ample as possible;

d)             The power to establish branches and agencies of the Corporation and close them;

e)              The power to designate and remove the chief executive officer and any one or more directors, assistant directors, general managers, special managers and any other officers, factors, agents and other employees of the corporation, and assign their title, hierarchy, contribution and bonds to be granted by same; provided that directors, assistant directors, managers and assistant managers will be always Mexican;

f)                The power to grant special and general powers of attorney with all powers it may deem appropriate and revoke the powers granted;

g)             The power to sign any kind of documents, agreements and instruments directly and indirectly related to the Corporation corporate purposes;

h)             The power to comply with the resolutions of the General Meeting of Shareholders;

i)                 In general, it may carry out any acts and enter into any agreements necessary to comply with the corporate purposes of the Corporation, and any other duties under other clauses of these By-laws.  The Board of Directors may delegate any one or more powers to one or more directors to be exercised in the businesses and places as it may determine, to sign through any individual or individuals designated among its members for such purposes, any kind of documents, agreements and instruments directly or indirectly related to the corporate purposes of the Corporation; and in general to designate among its members any one or more representatives to carry out concrete acts. In absence of such special designation the Chairman of the Board shall act as such representative.

TWENTY FOUR.- The Board of Directors shall designate among its members a President, a Secretary, who need not to be a member of the Board. Such Secretary may be removed at any time by the Board of Directors and his or her temporary or definite absences shall be covered by the individual that the Board may determine.

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TWENTY FIVE.- The meetings of the Board of Directors will be ordinary and extraordinary.  The ordinary meetings shall be held periodically on the day and time as the Board may determine.  The extraordinary meetings shall be held whenever the Chairman of the Board or any director may demand so. In any case a notice of meeting shall be sent in writing to the address of directors.

TWENTY SIX.- The meetings of the Board of Directors shall be presided by the Chairman, in the absence of such officer, by the Vice Chairman, in the absence of both officers, by the director that the Board may designate as interim Chairman.

TWENTY SEVEN.- The minutes of the meetings of the Board will be signed by the Chairman and the Secretary of the meeting.

TWENTY SEVEN-BIS.- Any resolutions adopted without a meeting of the Board by unanimous vote of directors shall, for any legal effects, be valid as if passed in a meeting of the Board, provided that they shall be confirmed in writing by all members of the Board of Directors.

TWENTY EIGHT.- The Secretary of the Board of Directors of the corporation, if any, shall be expressly authorized to issue any certificates of minutes book and shares registry of the Corporation.

STATUTORY AUDITORS

TWENTY NINE.- The surveillance of the Corporation will be in charge of one or more temporary and revocable Statutory Auditors who may be shareholders or external individuals. The General Ordinary Meeting of Shareholders shall by majority vote, designate the Statutory Auditor(s) and the respective alternates. The minority shareholders representing twenty five percent of capital stock shall have the right to designate a Statutory Auditor and his or her alternate.

THIRTY.- The Statutory Auditors term will be one year who may be re-elected once or more times.

THIRTY ONE.- The statutory auditors are not obliged to grant a bond to guarantee faithful performance of their duties, unless the meeting of shareholders or the board of directors determine the granting of such bond in the corresponding appointment.

PROFIT AND LOSS SHARING

THIRTY TWO.- The fiscal year shall be from January one to December thirty one of each year.

Except for first fiscal year to be from the execution date of this instrument to December thirty one of this year.

THIRTY THREE.- Profits from losses and gains account, determined upon ending of each fiscal shall, shall be distributed as follows:

a)              Five percent to be set apart to create the reserve fund, until such reserve is in the amount of at least equal to one fifth of capital stock, and such reserve shall be reconstituted in the same manner if reduced by any reason;

b)             The amount corresponding to the Corporation workers’ profit sharing shall be set apart, under the terms of applicable laws;

c)              Any amounts as Meeting may determine to be applied to other reserve funds, prevision funds and other special purposes, shall be set apart; and

d)             The remaining shall be distributed as dividends to shareholders, in proportion of the number of shares they hold.

THIRTY FOUR.- The losses shall be shared in equal parts among the shares subscribed up to par value thereof.

THIRTY FIVE.- Grantors do not retain for itself the right to profit sharing of the corporation in view of their capacity as incorporators.

DISSOLUTION AND LIQUIDATION OF THE CORPORATION

THIRTY SIX.- In the event of dissolution of the Corporation, the General Meeting of Shareholders shall designate one or more liquidators and assistant liquidators, who shall be granted the powers and authorizations as the Meeting may determine.  Any temporary of definite vacancies of one or more regular liquidators shall be covered by the alternate liquidators, who shall be called in the order of their appointment. During the liquidation procedure, the Statutory Auditors shall have, as to liquidators, the same duties as to the Managers of the Corporation during ordinary course of business and the General Meeting of Shareholders shall hold an ordinary meeting under the terms provided for during the ordinary course of business of the corporation, and an extraordinary meeting provided that it is called by liquidators or Statutory Auditors.

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  Exhibit 3.12